Filed Pursuant to Rule 433
Registration No. 333-168049
Registration No. 333-168049-01
January 4, 2011
$750,000,000 3.20% Senior Notes due 2016
$750,000,000 5.95% Senior Notes due 2041

Issuer:	Enterprise Products Operating LLC

Guarantee:	Unconditionally guaranteed by Enterprise
Products Partners L.P.

Ratings*:	Baa 3 by Moody’s Investors Services, Inc. BBB- by Standard & Poor’s Ratings Services BBB- by Fitch Ratings

Trade Date:	January 4, 2011

Expected Settlement Date:	January 13, 2011 (T+7)

Note Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Size:	$750,000,000 for the 2016 Notes
$750,000,000 for the 2041 Notes

Maturity Date:	February 1, 2016 for the 2016 Notes
February 1, 2041 for the 2041 Notes

Coupon:	3.20% for the 2016 Notes
5.95% for the 2041 Notes

Interest Payment Dates:	February 1 and August 1 for the 2016 Notes,
commencing August 1, 2011
February 1 and August 1 for the 2041 Notes,
commencing August 1, 2011

Benchmark Treasury:	2.125% due December 31, 2015 for the 2016 Notes
3.875% due August 15, 2040 for the 2041 Notes

Benchmark Treasury Yield:	2.021% for the 2016 Notes
4.449% for the 2041 Notes

Spread to Benchmark Treasury:	+ 120 bps for the 2016 Notes

+ 155 bps for the 2041 Notes

Yield:	3.221% for the 2016 Notes
5.999% for the 2041 Notes

Price to Public:	99.901% for the 2016 Notes
99.317% for the 2041 Notes

Net Proceeds:	$1,482,772,500

Make-Whole Call:	T + 20 bps for the 2016 Notes
T + 25 bps for the 2041 Notes

CUSIP:	29379VAS2 for the 2016 Notes
29379VAT0 for the 2041 Notes

ISIN:	US29379VAS25 for the 2016 Notes
US29379VAT08 for the 2041 Notes

Joint Book-Running Managers:	J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
DnB NOR Markets, Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.

Co-Managers:	Barclays Capital Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. Incorporated
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Natixis Securities North America Inc.
RBC Capital Markets, LLC
UBS Securities LLC
BBVA Securities Inc.
ING Financial Markets LLC
SG Americas Securities, LLC
US Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 212-834-4533, BNP Paribas Securities Corp. at 800-854-5674, Deutsche Bank Securities Inc. at 800-503-4611, DnB NOR Markets, Inc. at 212-681-3800, RBS Securities Inc. at 866-884-2071 and Scotia Capital (USA) Inc. at 800-372-3930.
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